Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

MicroStrategy Incorporated:

We consent to the incorporation by reference in the registration statements (No. 333-197645 and No. 333-228431) on Form S-8 of MicroStrategy Incorporated of our reports dated February 20, 2019, with respect to the consolidated balance sheets of MicroStrategy Incorporated as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2018, the related notes, and the financial statement schedule, Schedule II, Valuation and Qualifying Accounts, (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of MicroStrategy Incorporated.

Our report dated February 20, 2019, on the consolidated financial statements, refers to the Company’s change in its method of accounting for revenue from contracts with customers effective January 1, 2018 due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606) and its subsequent amendments (“ASU 2014-09”). The Company adopted the new revenue standard using the full retrospective approach.

Our report dated February 20, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, expresses our opinion that MicroStrategy Incorporated did not maintain effective internal control over financial reporting as of December 31, 2018 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following material weaknesses have been identified and included in management’s assessment:

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ineffective information technology (IT) risk assessment over the implementation of a new IT application and ineffective monitoring activities over the post-implementation operation of certain IT applications;

•	ineffective general information technology controls pertaining to system development, program changes and user access over certain IT applications; and,
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ineffective process-level automated controls and manual controls that are dependent on the completeness and accuracy of information from certain IT applications over revenue, consulting accounts receivable, deferred revenue, and certain related compensation expenses.

The material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2018 consolidated financial statements, and the report on the effectiveness of internal control over financial reporting does not affect our report on those consolidated financial statements.

/s/ KPMG LLP

McLean, Virginia

February 20, 2019